Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

George E. Sherman (“Employee,” “you” or “your”) and GameStop Corp. (“GameStop” “us” or “we”) have voluntarily entered into this Transition and Separation Agreement (this “Agreement”) on April 18, 2021. This Agreement sets forth the complete understanding between them regarding the cessation of Employee’s service as President and Chief Executive Officer of GameStop, Employee’s provision of transition services until his Separation Date, and the commitments and obligations arising out of the termination of the employment relationship between Employee and GameStop.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, Employee and GameStop agree to this Transition and Separation Agreement (the “Agreement”) as follows:

1. Absent earlier termination pursuant to Section 6 below, GameStop agrees to continue to employ you, and you agree to remain in employment with GameStop, until the earliest of (a) July 31, 2021, (b) the effective date of GameStop’s appointment of a new Chief Executive Officer, or (c) the date your employment with GameStop ceases due to your death, Disability or termination by GameStop without Cause (such earliest date, the “Separation Date”). During your remaining period of employment, you agree to devote your reasonable best efforts and your full business time to the performance of duties for GameStop (including making good faith efforts to prepare GameStop for an orderly transition of leadership).

2. During your remaining period of employment, you will continue to receive your current Base Salary before all customary payroll deductions, and you will be entitled to continue to participate, subject to and in accordance with applicable eligibility requirements, in employee benefit plans of GameStop applicable to GameStop’s employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. You will not be eligible for an annual bonus with respect to GameStop’s 2021 fiscal year or any additional equity awards.

3. All of your GameStop performance-based restricted stock awards, and all of your rights in respect thereof, are hereby forfeited on the date hereof. You hereby acknowledge and agree that such restricted stock awards are listed below and that this is a complete and accurate list of all of your GameStop performance-based equity awards as of the time immediately prior to the execution of this Agreement:

Grant Date	Number of Shares
June 9, 2020	308,477

4. On the Separation Date, your employment with GameStop will cease. Such cessation will be effective with respect to all positions you hold with GameStop and all its affiliated entities; provided, however, that, subject to your re-election by stockholders at the 2021 annual meeting of stockholders, you will continue to serve as a director of GameStop (and you hereby consent to so serve under the same circumstances as other directors). Following the Separation Date, part of your duties as a director of GameStop will include remaining available for consultation by GameStop’s next Chief Executive Officer regarding transition or strategic matters. No compensation will be payable to you for your service as a director of GameStop, either before or after the Separation Date.

5. Sections 8(a) through 8(e) of the Executive Employment Agreement between you and GameStop dated March 21, 2019 (the “Employment Agreement”) are hereby deleted entirely. In lieu therefore, this Section 5 addresses your severance rights.

(a) Provided that you (i) remain continuously employed by the Company through the Separation Date, (ii) timely satisfy the release requirement described below in Sections 5(b)(i) and 5(b)(ii), and (iii) remain in compliance with covenants described in Sections 11, 12 and 13 of the Employment Agreement through the Vesting Date (as defined below), all service-based vesting conditions applicable to the shares of time-vested restricted common stock of GameStop listed below (which Employee acknowledges are all of his outstanding GameStop time-vested equity awards) will be deemed satisfied on the Vesting Date (to the extent they have not by then already been satisfied in the ordinary course, in accordance with the regular time-vesting schedule stated in the applicable award agreement):

Grant Date	Number of Shares
April 15, 2019	111,857
April 15, 2019	83,892
June 9, 2020	925,431

For purposes of this Agreement: (x) the accelerated restricted stock vesting described above is referred to as the “Separation Benefit,” and (y) “Vesting Date” means the first day on which the Release is irrevocable.

(b) The Separation Benefit is expressly conditioned on (i) your execution and delivery to GameStop, within the 21 day period following the Separation Date, of the release attached hereto as Exhibit A (the “Release”) and (ii) the Release not being revoked within seven calendar days following its execution and delivery. For avoidance of doubt, if this release requirement is not timely satisfied, or if any of the other conditions stated in Section 5(a) are not fulfilled, then all shares of restricted stock held by you immediately prior to your cessation of employment will be forfeited as of the date of such cessation.

(c) For avoidance of doubt, if the Separation Date occurs as a result of the cessation of your employment with GameStop due to your death, Disability or termination by GameStop without Cause, the Separation Benefits will be payable (subject to the fulfillment of the payment conditions described above in Section 5(a), including the timely fulfillment of the release requirement); provided, however, where the Separation Date occurs as a result of the cessation of your employment with GameStop due to your death, the release requirement will apply to your estate and GameStop will make such modifications to the Release as it reasonably determines to be necessary to reflect that circumstance. For avoidance of doubt, the 21-day consideration period in the Release will not commence to run until the Separation Date, and Employee may execute the Release at any time during the 21-day period immediately following the Separation Date.

(d) Employee and GameStop acknowledge that the vesting of restricted stock gives rise to taxable income subject to required withholding. The parties agree to cooperate to make arrangements, prior to any date of income inclusion arising from the vesting of restricted stock, to enable the timely satisfaction of such required withholding. If requested by GameStop, Employee will cooperate in the establishment of a “sell-to-cover” withholding arrangement, if such arrangement is feasible under applicable securities laws and market conditions. Notwithstanding any right GameStop may have to require Employee to deliver cash to GameStop in satisfaction of a withholding obligation arising in connection with the vesting of restricted stock, in the event that a “sell to cover” transaction cannot be consummated notwithstanding the parties’ cooperation, GameStop will accept shares of GameStop common stock in full satisfaction of such withholding obligation. Employee further agrees to execute such additional documents as may be reasonably necessary to facilitate such transactions.

(e) Section 8(f) of the Employment Agreement (regarding parachute payments) will continue to apply. Employee hereby agrees and acknowledges that, except as otherwise set forth in this Section 5, he has no right to any severance benefits in connection with any cessation of his employment.

6. Notwithstanding any other provision of this Agreement, your employment may be terminated by GameStop for Cause (as defined in the Employment Agreement); provided that the 30 day notice and cure opportunity set forth in Section 7(c)(B) of the Employment Agreement will be reduced to such shorter period as the Board determines in its good faith discretion is necessary to avoid substantial injury to GameStop (for example, in order to facilitate the timely filing of financial statements or other required SEC disclosures). For avoidance of doubt, no Cause will exist where you have acted in good faith pursuant to the reasonable and lawful instructions of the Board or in a manner reasonably believed by you to be consistent with your duties and authority as Chief Executive Officer and not inconsistent with the best interests of GameStop. If your employment is terminated by GameStop for Cause, or if you resign from employment with GameStop for any reason prior to the Separation Date, your sole entitlement will be the payment of your base salary and any valid claims under GameStop’s group health plan through your date of termination.

7. You agree that in executing this Agreement you do not rely and have not relied on any document, representation, or statement, whether written or oral, other than those specifically set forth in this Agreement.

8. You acknowledge and hereby re-affirm your obligations set forth in the covenants contained in Sections 11, 12 and 13 of the Employment Agreement.

9. Nothing in this Agreement or in the referenced attachments shall be construed to limit your rights or duties as a director of GameStop or limit any disclosure to any governmental officials or agencies, including, but not limited to, the EEOC, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. GameStop will provide you with an advance copy of all public disclosures regarding your departure from GameStop for comment, which GameStop shall consider in its reasonable discretion.

10. The parties agree that this Agreement and the surviving provisions of the Employment Agreement specifically referenced herein, constitute the entire agreement between Employee and GameStop and supersede any other prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement. In any instance in which the terms of this Agreement and the surviving provisions of the Employment Agreement are different or inconsistent, the terms of this Agreement shall govern. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

11. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by all parties to this Agreement. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

12. This Agreement, the offer of this Agreement, and compliance with this Agreement shall not constitute or be construed as an admission by any party of any wrongdoing or liability, and any wrongdoing or liability is expressly denied.

13. You are hereby advised in writing to consult with legal counsel of your choice, and you acknowledge and agree that you have been given ample opportunity to exercise your right to consult legal counsel.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any disputes or claims arising out of or relating to this Agreement shall be resolved exclusively pursuant to the GameStop CARES Rules of Dispute Resolution Including Arbitration. As provided in the GameStop CARES Rules of Dispute Resolution Including Arbitration, either party may seek temporary or immediate injunctive relief in aid of arbitration, to maintain the status quo pending arbitration, or to prevent violation of your commitments concerning non-competition, non-solicitation, or the use or disclosure of trade secrets or confidential information. You hereby irrevocably submit to the exclusive jurisdiction of any Texas State or United States Federal Court sitting in Tarrant County, Texas with respect to such proceedings in aid of arbitration or to enforce any award, judgment, or order of the arbitrator with respect to any controversy arising out of this Agreement. You hereby waive any right to a trial by jury in any legal proceeding related in any way to this Agreement.

15. All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Any notice from either of you or us will be provided as set forth in Section 15 of the Employment Agreement.

17. An electronic signature through DocuSign or similar format, or transmitted by email with an attached PDF, shall be deemed an original for all purposes. This document may be executed in multiple counterparts.

18. This Agreement is assignable by GameStop to its successors in interest.

* * * SIGNATURE PAGE FOLLOWS * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

/s/ George E. Sherman
George E. Sherman

GAMESTOP CORP.

Name: _____________________________
Title: ______________________________

Exhibit A

Release

This Release is made by George E. Sherman (the “Employee”) and GameStop Corp. (“GameStop”) on this [•] day of [•], 2021.

WHEREAS, Employee’s employment with GameStop has terminated; and

WHEREAS, pursuant to the Transition and Separation Agreement by and between GameStop and Employee, dated April 18, 2021 (the “Agreement”), GameStop has agreed to provide Employee with certain rights and benefits, subject to the execution of this Release. Capitalized terms not otherwise defined herein have the meanings defined in the Agreement.

NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby:

1. Employee acknowledges that the Separation Benefits, as described in Section 5(a) of the Agreement, will constitute full settlement of all his rights under the Agreement and the Employment Agreement. Employee further acknowledges that, in the absence of his execution of this Release, the Separation Benefits would not otherwise be due to him.

2. Employee, for himself and his heirs, legal representatives, and assigns, releases and forever discharges GameStop and its related entities, parent companies, subsidiaries, and affiliates, and each of their respective current and former officers, directors, stockholders, agents, representatives, insurers, plan administrators, employees, predecessors, successors, and assigns, in their individual, corporate, or official capacities (collectively, the “Released Parties”) of and from all claims, demands, actions, obligations, and causes of action of any kind or nature at law or in equity, known or unknown, that arose, in whole or in part, at any time prior to the execution of this Release by Employee.

3. Employee understands and accepts that the general release contained herein specifically covers, without limitation, any and all claims, causes of action, or demands that Employee has or may have against the Released Parties relating in any way to the terms, conditions, and circumstances of his employment or the termination of his employment with any of the Released Parties, whether based on contract, tort, or statute, including without limitation claims arising under any federal, state, or local statute and/or ordinance, or common or civil law claims, including without limitation:

(a) any and all claims relating to discrimination, equal pay, retaliation, or other claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 1871, and 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Equal Pay Act, the False Claims Act, the Fair Credit Reporting Act, all as amended, or any other applicable state or local statute or regulation pursuant to which he may have rights in connection with employment and/or separation of employment from GameStop;

(b) any and all claims or causes of action arising under or relating to the Age Discrimination in Employment Act (“ADEA”);

(c) any and all claims arising under the common or civil law, including without limitation those claims for wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, misrepresentation, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, or infliction of emotional distress; and

(d) any and all claims for attorney’s fees, costs, or expenses.

4. Employee agrees that he has suffered no workplace injury for which he has failed to report. Employee further acknowledges, represents and warrants that he has not filed and/or caused to be filed, and is not aware of, any pending lawsuit, claim or complaint brought on his behalf or asserting claims involving Employee or in which he has an interest against GameStop, or any affiliated company, subsidiary or business unit in any state or federal court, or with any administrative agency or tribunal.

5. Employee acknowledges and agrees that (a) other than the Separation Benefits described in Section 5(a) of the Agreement, Employee has no entitlement under any other severance or similar arrangement maintained by GameStop, and (b) except as otherwise provided specifically in this Release, the Released Parties do not and will not have any other liability or obligation to Employee.

6. Employee understands that the general release of claims set forth herein covers claims that Employee knows about and those that he may not know about.

7. This general release does not prevent Employee from filing an administrative charge or complaint, or otherwise communicating with or participating in an investigation by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state, or local agency governing employee rights. Nothing in this Release shall be construed to limit any disclosure to any such governmental officials or agencies or making disclosures that are protected under the whistleblower provisions of federal law or regulation. However, by signing this Release, Employee waives his right to recover any damages or other relief in any claim or suit brought by him, or by or through the EEOC, or other federal, state, or local agency on his behalf, or as a representative of others, against any of the Released Parties under any federal, state, or local law, except where prohibited by law. Employee agrees to release and discharge the Released Parties not only from any and all claims that Employee could make on his own behalf, but Employee also specifically waives any right to become, and Employee promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Released Parties may arise, in whole or in part, from any event that occurred prior to the date of this Release. If Employee is not permitted to opt-out of a future class, then Employee agrees to waive any recovery for which Employee would be eligible as a member of such class. Nothing in this Release is intended to limit or interfere with Employee’s rights under Section 7 of the National Labor Relations Act.

8. This general release also does not apply to any claim: (a) that cannot be waived by law; (b) arising out of conduct occurring after the date this Release is signed; (c) to enforce the terms of the Agreement, and this Release; (d) to challenge the validity of this Release and the knowing and voluntary nature of Employee’s release under the ADEA and/or the Older Workers’ Benefit Protection Act, or (e) for indemnification, exculpation or advancement under the By-laws of GameStop or applicable law for Employee’s actual or alleged acts or omissions as an officer or director of GameStop, or for the benefit of any applicable directors and officers insurance policies.

9. The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to GameStop employees, contractors, and consultants for limited disclosures of GameStop trade secrets. Specifically, GameStop employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, GameStop employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner: (1) the individual may disclose the trade secret to his/her attorney, and (2) the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

10. The parties understand and agree that this general release will be legally binding on them, as well as on their estate, heirs, personal representatives, and/or assigns.

11. Employee acknowledges that covenants contained in Section 11, 12 and 13 of the Employment Agreement, will survive the termination of his employment. Employee affirms that those covenants are reasonable and necessary to protect the legitimate interests of GameStop, that he received adequate consideration in exchange for agreeing to those provisions and that he will abide by those provisions.

12. Employee agrees not to disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. GameStop agrees to instruct its directors, executive officers and authorized spokespersons not to disparage Employee or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation. This section will not prohibit any party from making any disclosure required by law or providing truthful testimony in response to a subpoena or in defense of any claim. Similarly, this section will not prohibit actions taken by you to discharge in good faith your fiduciary duties as a member of the Board of Directors of GameStop.

13. If Employee was, is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any claim or investigation by reason of or arising from his employment with GameStop (other than a claim or investigation initiated by him), GameStop shall, to the fullest extent permitted by applicable law, indemnify and hold Employee harmless from any and all losses or damages suffered by him and arising from such claim or investigation. Employee agrees that he will cooperate in a reasonable manner with GameStop and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with GameStop. Employee agrees to render such cooperation in a timely manner on reasonable notice from GameStop. GameStop agrees to exercise reasonable efforts to limit and schedule the need for Employee’s cooperation so as not to materially interfere with his other professional obligations and to reimburse Employee for reasonable expenses incurred in rendering such cooperation. For cooperation after Employee ceases to serve as a member of GameStop’s Board of Directors, GameStop will compensate Employee at a rate of $300 per hour for time spent in rendering such cooperation.

14. Employee expressly acknowledges and recites that: (a) he has read and understands the terms of this Release in its entirety; (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it, which 21 day period may be waived; (e) he is provided an unwaivable seven calendar days from the date of signing this Release to terminate and revoke this Release; and (f) in the case of a written revocation during those seven days, this Release shall be unenforceable, null and void. Employee may revoke this Release during those seven days by providing written notice of revocation to GameStop at the following address:

GameStop Corp.

ATTN: General Counsel

625 Westport Parkway

Grapevine, TX 76051

If Employee revokes this Release, he will forfeit the Separation Benefits described in Section 5(a) of the Agreement and will not be entitled to any other severance benefits.

15. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any disputes or claims arising out of or relating to this Release shall be resolved exclusively pursuant to the GameStop CARES Rules of Dispute Resolution Including Arbitration. As provided in the GameStop CARES Rules of Dispute Resolution Including Arbitration, either party may seek temporary or immediate injunctive relief in aid of arbitration, to maintain the status quo pending arbitration, or to prevent violation of the provisions of this Release concerning non-competition, non-solicitation, or the use or disclosure of trade secrets or confidential information. Employee hereby irrevocably submits to the exclusive jurisdiction of any Texas State or United States Federal Court sitting in Tarrant County, Texas with respect to such proceedings in aid of arbitration or to enforce any award, judgment, or order of the arbitrator with respect to any controversy arising out of this Release. Employee hereby waives any right to a trial by jury in any legal proceeding related in any way to this Release. The breach of any promise in this Release by any party shall not invalidate this Release and shall not be a defense to the enforcement of this Release against any party.

IN WITNESS WHEREOF, the parties have executed this Release on the day and year first above written.

/s/ George E. Sherman
George E. Sherman

GAMESTOP CORP.

By: ___________________________________
Name: _____________________________
Title: ______________________________